UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEGG MASON PARTNERS EQUITY

TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

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LEGG MASON

GLOBAL ASSET MANAGEMENT

Legg Mason ClearBridge Diversified Large Cap Growth Fund

Important Proxy

News

PLEASE SUBMIT YOUR VOTING INSTRUCTIONS
TODAY!

Dear Shareholder:

Recently, we distributed proxy materials regarding the Special Meeting of Shareholders of the Legg Mason ClearBridge Diversified Large Cap Growth Fund. This meeting, which was originally scheduled for June 17, 2011, has been adjourned to permit additional solicitation of votes. The meeting is now scheduled for August 5, 2011 at 10:00 a.m. Eastern time, at the offices of Legg Mason Partners Fund Advisor, LLC, 620 Eighth Avenue, New York, New York 10018. Our records indicate that we have not received your voting instructions.

After careful consideration, your Board recommends that shareholders vote “FOR” the proposal. Your vote is important no matter how many shares you own. We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the cost of additional solicitation.

If you should have any questions regarding the proposal, or require duplicate proxy materials, please contact Computershare Fund Services at 1-877-225-6908. Representatives are available Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern time.

For your convenience, please utilize any of the following methods to submit your voting instructions:

1. By Internet.

Enter the control number located on your voting card(s) and follow the simple online instructions.

2. By Touch-Tone Phone.

Dial the toll-free number found on your voting card(s) and follow the simple instructions.

3. By Mail.

Simply execute and return the enclosed voting card(s) in the envelope provided. However, please try to utilize one of the two options above to register your voting instructions, so they may be received in time for the meeting.

If you have already submitted voting instructions by utilizing one of these methods, then you do not need to take any action.

WE NEED YOUR HELP. PLEASE SUBMIT YOUR VOTING INSTRUCTIONS TODAY!

THANK YOU FOR INVESTING IN THE FUND.